<COVER LETTER>

                       writer's direct dial no. (205) 254-1055
                          E-mail Address: savage@mcglaw.com

via EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Schedule 13G

     On behalf of our clients, and pursuant to Rule 13d-1, transmitted herewith for filing is Amendment No. 1 to Schedule 13G. No filing fee is required for this Amendment. Please do not hestiate to contact the undersigned if you have any questions or comments.

                                  Very truly yours,

                                  J. Michael Savage

JMS/ead
Enclosures
cc:   John H. Holcomb, III
      Mark L. Drew
      James M. Pool

</COVER LETTER>


                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                        (Amendment No. 1)

                 Alabama National BanCorporation
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                            010317105
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James R. McWane (Individually and as sole trustee of the McWane Trust F/B/O C. Phillip McWane and the McWane Trust
     F/B/O Anna McWane)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,528,715

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     1,528,715

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     1,528,715

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     23.5%

12.  TYPE OF REPORTING PERSON*

     IN,00

CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Ruffner Page, Jr. (Individually and as sole trustee for the Anna McWane Trust and J. R. McWane, Jr. Trust)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     301,929

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     294,379

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     301,929

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.6%

12.  TYPE OF REPORTING PERSON*

     IN,00


CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     C. Phillip McWane

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     242,685

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     242,685

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     242,685

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.7%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Betty T. McMahon

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     94,442

6.   SHARED VOTING POWER

     300,000

7.   SOLE DISPOSITIVE POWER

     94,442

8.   SHARED DISPOSITIVE POWER

     300,000

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     394,442

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

12.  TYPE OF REPORTING PERSON*

     IN,00

CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John J. McMahon, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     17,817

6.   SHARED VOTING POWER

     300,000

7.   SOLE DISPOSITIVE POWER

     17,817

8.   SHARED DISPOSITIVE POWER

     300,000

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     317,817

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.9%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John H. Holcomb, III

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     242,920

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     42,768

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     242,920

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.7%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP NO. 010317105

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Victor E. Nichol, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [x]
     (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     77,985

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     790,435

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     77,985

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2%

12.  TYPE OF REPORTING PERSON*

     IN

                        ANB SCHEDULE 13G


Item 1.

     (a)  Name of Issuer.

          Alabama National BanCorporation

     (b)  Address of Issuer's Principal Executive Offices.

          101 Carnoustie
               Shoal Creek, Alabama  35242

Item 2.

     (a)  Name of Person Filing.

          Incorporated by reference to Item 1 of cover pages.

     (b)  Address of Principal Business Office, or if None,
          Residence.

               James R. McWane
               23 Inverness Center Parkway
               Birmingham, AL  35243

               G. Ruffner Page, Jr.
               30 Fairway Drive
               Birmingham, AL  35213

               C. Phillip McWane
               23 Inverness Center Parkway
               Birmingham, AL  35243

               Betty T. McMahon
               3231 Overhill Road
               Birmingham, AL  35223

               John J. McMahon, Jr.
               23 Inverness Center Parkway
               Birmingham, AL  35243

               John H. Holcomb, III
               1927 First Avenue North
               Birmingham, AL  35203

               Victor E. Nichol, Jr.
               1927 First Avenue North
               Birmingham, AL  35203

     (c)  Citizenship
               Incorporated by Reference from Item 4 of the Cover Pages.

     (d)  Title of Class of Securities
               Incorporated by Reference from Cover Page.

     (e)  CUSIP Number
               Incorporated by Reference from Cover Page.

Item 3.

     Not Applicable.

Item 4.

     (a)  Amount Beneficially Owned
               Incorporated by Reference from Item 9 of Cover Pages.

     (b)  Percent of Class
               Incorporated by Reference from Item 11 of Cover Pages.

     (c)  Number of Shares as to Which Such Person has:

              (i)   Sole Power to Vote or Direct the Vote.

                    Incorporated by Reference from Item 5 of Cover Pages.

             (ii)   Shared Power to Vote or to Direct the Vote.

                    Incorporated by Reference from Item 6 of Cover Pages.

            (iii)   Sole Power to Dispose or to Direct the Disposition of

                    Incorporated by Reference from Item 7 of Cover Pages.

             (iv)   Shared Power to Dispose or to Direct the Disposition of

                    Incorporated by Reference from Item 8 of Cover Pages.

Item 5.

     Ownership of Five Percent (5%) or Less of a Class.

                   Not Applicable.

Item 6.

     Ownership of More than Five Percent (5%) on Behalf of Another
Person.

          With respect to the beneficial ownership reported for James R. McWane, 417,768 shares (6.4%) are held in trust for the benefit of C. Phillip McWane, son of Mr. McWane and 174,070 shares (2.7%) are held in trust for the benefit of Anna McWane, daughter of Mr. McWane. The Trusts have the right to receive the dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock held by such Trusts.

          With respect to the beneficial ownership reported for G. Ruffner Page, Jr., 88,775 shares (1.4%) are held in trust for the benefit of J. R. McWane, Jr., son of Mr. McWane and 187,995 shares (2.9%) are held in trust for the benefit of Anna McWane, daughter of Mr. McWane. The Trusts have the right to receive the dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock held by such Trusts.

          With respect to the beneficial ownership reported for Betty T. McMahon and John J. McMahon, Jr., 300,000 shares (4.6%) are held in a family partnership pursuant to which each of them and their three adult children and the spouses of two of those children have the right to receive dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock upon dissolution of said partnership.

          With respect to the beneficial ownership reported for John H. Holcomb, III, Mr. Holcomb holds a proxy with respect to 200,152 shares (3.1%). The grantor of said proxy has the right to receive the dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock subject to such proxy.

          With respect to the beneficial ownership reported for John J. McMahon, Jr., 15,000 shares (.2%) are held in trusts which have the right to receive the dividends from, and the proceeds from the sale of, Alabama National BanCorporation Common Stock held by such trusts.

Item 7.

     Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding
Company.

               Not Applicable.

Item 8.

     Identification and Classification of Members of the Group.

          The members of the group filing this Schedule 13G are identified by reference to the cover pages.

Item 9.

     Notice of Dissolution of Group.

               Not Applicable.

Item 10.

     Certification.

               Not Applicable.

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                             Date


                                        /s/ James R. McWane
                                            James R. McWane


                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                             Date


                                        /s/ G. Ruffner Page, Jr.
                                            G. Ruffner Page, Jr.


                           SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                             Date


                                        /s/ C. Phillip McWane
                                            C. Phillip McWane


                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                            Date


                                        /s/ Betty T. McMahon
                                            Betty T. McMahon


                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                            Date


                                        /s/ John J. McMahon, Jr.
                                            John J. McMahon, Jr.


                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                            Date


                                        /s/ John H. Holcomb, III
                                            John H. Holcomb, III


                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                        February 14, 1997
                                            Date


                                        /s/ Victor E. Nichol, Jr.
                                            Victor E. Nichol, Jr.